Exhibit 99.1

Recent Developments

Preliminary, unaudited estimates for the fiscal year ended January 31, 2020

The following is a preliminary summary of our selected year-end financial data for fiscal 2020. All comparisons are with the year-end financial data for fiscal 2019 unless otherwise stated:

•	Total backlog is expected to be approximately $15,200 million, compared to $13,801 million as of February 1, 2019.

•	Free Cash Flow is expected to be in excess of $425 million, compared to $156 million in the prior fiscal year ended February 1, 2019.

The preliminary financial data provided is subject to the completion of financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for fiscal 2020 are finalized. Therefore, this data represents management estimates that constitute forward-looking statements subject to risks and uncertainties. Accordingly, actual results may differ materially from these estimates, and all of these preliminary estimates are subject to change.

The preliminary financial data included in this offering memorandum has been prepared by, and is the responsibility of, our management. Ernst & Young LLP has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto.

Sale of Non-Strategic International Operations

The unaudited pro forma condensed combined financial information gives effect to our probable divestiture of certain non-strategic international operations supporting the DoJ and the DoS (the “Divestiture”). The Divestiture is expected to be completed during the first quarter of fiscal year 2021. See “Unaudited Pro Forma Condensed Combined Financial Information” included in this offering memorandum for additional information.

Receivable Purchase Agreement

On January 21, 2020, we entered into a Master Accounts Receivable Purchase Agreement (the “Receivable Purchase Agreement”) with MUFG Bank, Ltd. (“MUFG”).

The Receivable Purchase Agreement establishes a one-year facility (the “Receivable Factoring Facility”) that provides for up to $200 million (the “Facility Limit”) in funding based on the availability of eligible receivables and the satisfaction of certain conditions. The Facility Limit may be reduced or increased from time to time pursuant to the terms of the Receivable Purchase Agreement. In connection with the Receivable Factoring Facility, we entered into a Performance Undertaking (the “Performance Undertaking”) in favor of MUFG that guarantees our obligations, along with the obligations of any other subsidiary that is added as a seller pursuant to the Receivable Purchase Agreement.

Under the Receivable Factoring Facility, we will sell certain designated eligible receivables arising from the sale of goods and services pursuant to contracts with certain agencies and departments of the U.S. federal government. The structured transaction results in the continuous non-recourse true sale of the eligible receivables purchased by MUFG. In February 2020, we sold certain of our receivables for aggregate proceeds of approximately $200 million.

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